FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Advisor Series II

Series Number	7
Fund	Fidelity Advisor Municipal Income Fund
Trade Date	4/13/12
Settle Date	4/24/12
Security Name	California State 5.25% 04/01/35
CUSIP	13063BVY5
Price	$108.964
Transaction Value	$2,397,208.00
Class Size	878,360,000
% of Offering	0.25%
Underwriter Purchased From	Morgan Stanley
Underwriting Members: (1)	Morgan Stanley
Underwriting Members: (2)	Bank of America Merrill Lynch
Underwriting Members: (3)	Citigroup
Underwriting Members: (4)	Fidelity Capital Markets
Underwriting Members: (5)	Alamo Capital
Underwriting Members: (6)	Barclays Capital
Underwriting Members: (7)	Blaylock Robert Van, LLC
Underwriting Members: (8)	City National Securities, Inc.
Underwriting Members: (9)	De La Rosa & Co.
Underwriting Members: (10)	Edward D. Jones & Co LP
Underwriting Members: (11)	Goldman, Sachs & Co.
Underwriting Members: (12)	Great Pacific Securities
Underwriting Members: (13)	Grigsby & Associates, Inc.
Underwriting Members: (14)	J.P. Morgan
Underwriting Members: (15)	Jefferies
Underwriting Members: (16)	Loop Capital Markets
Underwriting Members: (17)	O'Connor & Company Securities
Underwriting Members: (18)	Prager & Co., LLC
Underwriting Members: (19)	Ramirez & Co., Inc.
Underwriting Members: (20)	Raymond James & Associates, Inc.
Underwriting Members: (21)	RBC Capital Markets
Underwriting Members: (22)	Roberts & Ryan Investments
Underwriting Members: (23)	Siebert Brandford Shank & Co. LLC
Underwriting Members: (24)	SL Hare Capital, Inc.
Underwriting Members: (25)	Southwest Securities, Inc.
Underwriting Members: (26)	Stone & Youngberg
Underwriting Members: (27)	US Bancorp
Underwriting Members: (28)	Wedbush Morgan Securities
Underwriting Members: (29)	Wells Fargo Securities